Confidential treatment has been requested as to portions of this exhibit

**** Indicates portions of text that have been redacted and filed separately with the Securities and Exchange Commission.



                           DIVISION PURCHASE AGREEMENT

         THIS DIVISION PURCHASE AGREEMENT (the "DPA") is made as of the 30TH day of October, 1998 (the "Effective Date") by and between Hewlett-Packard Company, a Delaware Corporation ("HP") and Multilayer Technology, Inc., a California corporation ("Multek").

                                    RECITALS:

         HP and Multek wish to provide for the purchase by HP's Enterprise Server Group HP-UX Server Manufacturing Business (ESG), an HP division that manufactures high performance server products, of Printed Circuit Boards (PCBs) from Multek's manufacturing facility in Boeblingen, Germany, Multilayer Technology GmbH & Co. KG ("Multek/Europe").

The parties hereto hereby agree as follows:

1.0      DEFINITIONS OF TERMS USED:

         The following terms shall have the meanings given for the purposes of the DPA and any Schedule:

         1.1 "DPA" shall have the meaning set forth in the introductory paragraph of this agreement and includes all Schedules.

         1.2 "PPM" shall mean parts per million and is used in the calculation of Multek/Europe's quality performance to indicate the amount of projected PCB failures based on one million PCB units shipped.

         1.3 "Engineering Changes" shall mean any electrical or mechanical changes to the PCBs proposed by HP which would affect, among other things, the performance, reliability, safety, serviceability, appearance, dimensions, tolerances or composition of the PCBs.

         1.4 "NRE Costs" shall mean those non-recurring engineering project development costs identified by Multek/Europe and agreed upon by HP, whose agreement shall not be unreasonably withheld, including, but not limited to, test development, manufacturing process development and all tooling and fixture development requirements.

         1.5 "Specifications" shall mean HP's product drawings, parts list, bills of materials, and other documentation relating to the PCBs. The intent of the Specifications is to include all data necessary for the proper manufacture, packaging and delivery of the PCBs. HP agrees to provide Multek/Europe with its most current Specifications and any updates thereto; provided, however that any changes to the Specifications may only be made subject to the terms and conditions of the DPA.

         1.6 "Schedules" shall mean the schedules and addenda attached hereto and incorporated herein by reference.

         1.7 "Term" shall have the meaning set forth in Section 4.0 of this DPA.

         1.8 "TAM" shall mean ESG's total available market for PCBs, excluding any prototype PCBs, calculated as ESG's expenditures, in dollars, to procure PCBs over a one-year period.

         1.9      "CAPEX" shall mean capital equipment expenditures.

         1.10 "Review Period" shall mean each of the following three twelve-month periods: November 1, 1998 - October 31, 1999, November 1, 1999 - October 31, 2000 and November 1, 2000 - October 31, 2001.

         1.11 "Contract Manufacturer" shall mean any third party company contracted by HP to perform contract manufacturing services for HP.

         1.12 "TQRDC-E" shall mean technology, quality, responsiveness, delivery, cost and environmental objectives.

         1.13     "Panel" shall mean a production panel of PCBs.

         1.14 "Acknowledge", "Acknowledged" or "Acknowledgment" shall refer to the process by which Multek/Europe will notify ESG that it is accepting ESGs purchase order for PCBs without any changes or changes which comply with the terms and conditions of this DPA.

2.0)     ADMINISTRATION AND NOTICES:

This DPA is administered on behalf of HP by HP's ESG. Any notice sent by Multek or Multek/Europe pursuant to this DPA is to be sent to the HP address specified in the General Provisions Addendum of this DPA and to the attention of the appropriate HP designee. Other HP entities may be added with mutual agreement of both HP and Multek/Europe. This DPA is administered on behalf of Multek by Multek/Europe. Any notice sent by HP or ESG is to be sent to the Multek address specified in the General Provisions Addendum of this DPA and to the attention of the appropriate Multek designee. Other Multek entities may be added with mutual agreement of both HP and Multek.

3.0) PRODUCT SCOPE:

               This Agreement covers the purchase of blank PCBs. A complete list of these components and their price(s) are provided in the attached Addendum IV. Additional components may be added to this Agreement by an amendment, upon the mutual written agreement of both HP and Multek/Europe.

4.0) TERM:

               Unless earlier terminated pursuant to Section 20, this DPA will be a (TERM) Agreement with an initial term of three years commencing November 1, 1998 and ending October 31, 2001 the "Initial Term"). This DPA may be renewed for additional one year extensions (each a "Renewal Term") upon written agreement of the parties. The parties agree to meet no less than sixty days prior to the expiration of the Initial Term to consider the first
               Renewal Term. Subsequently, both parties shall meet at least sixty days prior to the expiration of any Renewal Term to consider additional Renewal Terms. If the parties have not agreed in writing to renew the DPA prior to the expiration of the Initial Term or any subsequent Renewal Term then the DPA shall terminate.

5.0) ****REDACTED****

     5.1)****REDACTED****

     5.2)****REDACTED****

6.0) LOCATION OF OPERATIONS:

     6.1) Multek/Europe  commits to  continuing to supply HP during the duration of this DPA from Boeblingen unless mutually agreed upon in writing by HP and Multek/Europe. If Multek or Multek/Europe initiates a request to qualify an additional Multek location to supply ESG with PCBs pursuant to this DPA then Multek shall pay any associated qualification costs unless otherwise mutually agreed to by Multek/Europe and HP.

     6.2) A minimum of twelve (12) months advance notice will be provided by Multek/Europe to HP if any production is to be discontinued from Multek/Europe, or any other Multek Facility which is supplying PCBs to ESG pursuant to this DPA, unless mutually agreed to by Multek/Europe and HP.

7.0  ) LEAD-TIME AND FLEXIBILITY:

     7.1) Multek/Europe's lead-time between Acknowledgment of a purchase order for PCBs and the shipment date for the PCBs (the "Lead-time") will be five weeks with a long-term goal of reducing the Lead-time to four weeks. Lead-times are subject to the Performance Measures as outlined in Addendum V.

     7.2) ****REDACTED****

     7.3) Multek/Europe will allocate **** to ESG (the "Allocation"). Subject to
          Section 7.4 below, Multek/Europe shall not be obligated to satisfy the five-week Lead-time requirement for any portion of a purchase order that is in excess of the Allocation and such failure to satisfy the Lead-time requirement will not be included in the calculation of Multek/Europe's performance pursuant to Addendum V.

     7.4) ESG may submit increases to existing purchase orders which would be in excess of the Allocation as follows:


     i) 3  weeks prior to the requested delivery date - no flexibility

     ii)  weeks prior to the requested delivery date - increase by ****

     iii) or more weeks prior to the requested  delivery date - increase by ****

     7.5) ESG's  forecast  for PCBs and the  Allocation  will be  reviewed  on a monthly basis or at any other time that Multek/Europe or ESG is aware that ESG's demand will not meet or will exceed the Allocation. ESG acknowledges and agrees that any Allocation that it does not use in a Lead-time period will be lost. If ESG consistently fails to use the Allocation and the order forecast supports the order trend, then the parties will agree to meet to adjust the Allocation to reflect the business trend. If ESG's ongoing demand for a current PCB exceeds the Allocation and if Multek/Europe cannot meet ESG's demand, Multek/Europe will pay for all costs to qualify another Multek manufacturing facility. Qualification costs will be limited to NRE, tooling costs and any unrecoverable material as outlined in Addendum VI.

8.0)     DELIVERY:

     8.1) General Orders.  Multek/Europe  will use their best efforts to satisfy all delivery dates as identified in ESG's purchase order as Acknowledged and as further set forth in the On Time Delivery provisions of Addendum V. Multek/Europe will notify HP if any order will be greater than five days late and HP may elect to reschedule such purchase order as further set forth in Section 19 of this DPA.

     8.2) ****REDACTED****

     8.3) Prototype  Orders.  Multek/Europe  agrees  to pay  HP's  direct  costs arising from its inability to use the prototype assembly services which it schedules with its Contract Manufacturers due to Multek/Europe's shipment of prototype PCBs more than two days after the originally Acknowledged delivery date. These costs will be the actual amount billed HP by the Contract Manufacturer up to ****. HP will provide Multek/Europe copies of invoices or charges from its Contract Manufacturers upon Multek/Europe's request.

9.0)     PRICING:

     9.1) ****REDACTED****

     9.2) ****REDACTED****

     9.3) ****REDACTED****

     9.4) All PCB prices will be in U.S. Dollars.

10.0) PAYMENT TERMS:

     10.1) All payments will be made in U.S. Dollars

     10.2)Payment terms are net 35 from date of invoice provided that the PCBs reflected on the invoice have been received by HP or HP's Contract Manufacturer.

11.0) TECHNOLOGY:

     11.1)Multek/Europe  and HP will  collaborate  on the  preparation  of,  and updates to, a technology roadmap for the continued technical development of the PCBs (the "Technology Roadmap"). The Technology Roadmap shall be similar to the Technology Roadmap format being used by HP prior to the sale of the PRCO to Multek. **** The measure of Multek/Europe's commitment will be based on an evaluation of staffed engineering projects and timely CAPEX commitments. HP will have the right to audit Multek/Europe's performance under the Technology Roadmap.

     11.2)If HP requests a unique CAPEX investment in a technology that may not be useful for Multek/Europe's non-ESG customers, then Multek/Europe may request a financial commitment from HP for the required CAPEX investments. Multek/Europe understands and agrees that HP must agree in writing to these requests prior to initiating resources or financial commitments. HP acknowledges and agrees that Multek/Europe will not be required to make any CAPEX investments pursuant to this
          Section 11.2 if HP requests such investments and does not agree to pay for all or a portion of those commitments.

12.0) QUALITY:

     12.1)Multek/Europe's manufacturing output quality will be based evaluated based upon the PPM levels and other performance measures set forth in Addendum V.

     12.2)Quality Program.  Multek/Europe shall institute and maintain a quality
          program   substantially   in  accordance   with  the  quality  program
          requirements outlined in Addendum III.

13.0)    TQRDC REVIEWS:

     13.1)HP  and   Multek/Europe   agree  to  work   together  to  achieve  the
          technology, quality, responsiveness, delivery, and cost (TQRDC-E) targets. Both parties shall meet every six months to review the progress made on the stated TQRDC-E objectives.

                       Technology:
                       Quality:
                       Responsiveness:
                       Delivery:
                       Cost:
                       Environment:

     13.2)Multek/Europe and HP will establish performance goals and review dates for continuous improvement. Existing performance and goals are outlined in Addendum V.

14.0)    SHIPMENT AND DELIVERY:

     14.1)Shipments should be Delivered Duty Unpaid (DDU). Multek/Europe will fulfill their obligation of shipments when the goods have been made available at the named place in the country of importation. HP shall retain Country of Origin Duty Drawback rights.

     14.2)Multek/Europe agrees to pay for any premium freight charges if Multek/Europe cannot meet HP's shipment date.

     14.3)HP agrees to pay for any premium freight charges resulting from HP's expedite or HP's request to deviate from Multek/Europe standard carriers

     14.4)Responsibility For Loss. Multek/Europe shall be liable for any loss or damage due to its failure to properly preserve, package, handle, or pack Multek/Europe's PCBs. HP shall not be required to assert any claims for such loss or damage against the common carrier involved. Further, HP shall not be liable for any loss or damage due to a release of chemicals or other hazardous materials to the environment prior to Multek/Europe's delivery of the PCBs at the named place in the country of importation.

15.0 )   WARRANTY:

     15.1)Warranty.  Subject to the limitations set forth in Section 15.2 below,
          Multek/Europe  shall  warrant  to HP that  all  PCBs  manufactured  by
          Multek/Europe will conform to the Specifications and be free from defects in workmanship under normal use and service for a period of one year from the date of manufacture by Multek/Europe. Multek/Europe's obligation under this warranty shall be exclusive to HP and HP's Contract Manufacturers and shall survive any inspection, delivery, acceptance, or payment by HP or HP's Contract Manufacturer.

     15.2)****REDACTED****

     15.3)Epidemic Failure Warranty and Product Recall. In addition to the warranties specified in Sections 15.1 and 15.2, Multek/Europe shall warrant all Multek/Europe supplied PCBs sold to HP or HP's Contract Manufacturer, against epidemic failure for a period of **** after date of manufacture by Multek/Europe. ****

     15.4)This warranty shall not apply to any PCBs which shall have been repaired except by Multek/Europe or which shall have been subject to misuse, negligence or accident. A prior written authorization must be obtained from Multek/Europe as further set forth in Section 17.2 below before any items can be returned to Multek/Europe pursuant to a warranty claim.

     15.5)****REDACTED****

     15.5)1.****REDACTED****

     15.5)2.****REDACTED****

     15.5)3.****REDACTED****

     15.5)4. HP represents and warrants to Multek/Europe that to the Best of its Knowledge the amount of defective PCBs for which Multek/Europe is assuming the warranty obligations set forth in this Section 15.5 is not material in scope or amount.

     15.6)THE  WARRANTIES  SET FORTH IN THIS SECTION 15 ARE IN LIEU OF ALL OTHER
          WARRANTIES WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE AND FOR ALL OTHER OBLIGATIONS OR LIABILITIES ON MULTEK/EUROPE'S PART.

16.0) THIS SECTION DELIBERATELY OMITTED

17.0) REMEDY:

     17.1)****REDACTED****

     17.2)****REDACTED****

18.0) PROCESS AND DESIGN CHANGES:

     18.1)Multek/Europe shall not effect the process or material changes specified in Addendum X.

     18.2)HP may make  Engineering  Changes to the PCBs as  required  during the
          Term of the DPA by giving Multek/Europe prior written notification. Any changes requested with respect to a PCB design within the Lead-time for delivery of PCBs by Multek/Europe pursuant to an Acknowledged purchase order will require Multek/Europe's prior written approval. The parties will negotiate a new delivery date for any purchase orders which have been accepted and for which the manufacturing time will be delayed due to an Engineering Change.

     18.3)****REDACTED****

     18.4)If an Engineering Change is initiated by Multek/Europe, Multek/Europe will provide qualification PCBs to HP at no cost to HP.

     18.5)****REDACTED****

19.0)    PURCHASE ORDER CHANGES:

     19.1)Any purchase orders that are within two weeks of the delivery date are firm and cannot be rescheduled by HP or ESG without the prior written consent of Multek/Europe. HP may without charge, reschedule the delivery date of all other purchase orders for a period of up to 30 calendar days.

     19.2)****REDACTED****

20.0) DEFAULT:

     20.1)Notice of Breach. If either party materially breaches any provision of this Agreement, the other party may, by notice to the breaching party, and except as otherwise prohibited by the United Sates bankruptcy laws, terminate the whole or any part of this DPA or any purchase order, unless the breaching party cures the breach within fifteen business days after receipt of the notice of breach.

     20.2)Causes  of  Breach.  For  purpose  of  Section  20.1  above,  the term
          "breach" shall include without limitation any:

     (a)  Proceeding,   whether  voluntary  or  involuntary,  in  bankruptcy  or
          insolvency by or against the party;

     (b) Appointment, with or without the party's consent, of a receiver or an assignee for the benefit of creditors;

     (c) In the case of Multek/Europe, Multek/Europe's material failure to deliver PCBs in accordance with the requirements of this DPA or any purchase order;

     (d) In the case of Multek/Europe, Multek/Europe's material failure to replace, rework, or credit non-complying PCBs in a timely manner as required in Section 17.0 above; and/or

     (e) In the case of either party, the failure to comply with any material provision of this Agreement and with the additional failure to provide the non-breaching party, upon request, with reasonable assurances of future performance.

     20.3)HP's Rights Upon Breach.  In the event HP terminates this Agreement in whole or in part as provided in Section 20.2 above, HP may procure upon such terms and in such manner as HP reasonable deems appropriate, PCBs from another source as to which this Agreement is terminated. Multek/Europe shall reimburse HP upon request for all additional costs incurred by HP in purchasing from a second source. Multek/Europe shall continue the performance of this Agreement to the extent not terminated under the provisions of this Article 23.

     20.4)Notwithstanding anything to the contrary set forth in this DPA, Multek/Europe's obligations to perform under this DPA shall be suspended at any time that it is unable to perform due to HP's failure to adequately perform its obligations under the Transition Services Agreement between Multek/Europe and HP, dated of even date herewith.

21.0) INDEMNITY:

     21.1)Each  party  (the  "indemnifying  party")  shall  indemnify  and  hold harmless the other party (the "indemnified party") against all expenses, losses, reasonable attorney's fees, costs, damages or liabilities arising out of or in connection with any claims or actions for defects of PCBs where the alleged defect relates to (i) design, labeling or manufacture in accordance with the specification supplied by the indemnifying party, or (ii) any alteration, or modification, of PCBs made by the indemnifying party without the prior approval of the indemnified party. At the request of the indemnified party, the indemnifying party shall defend at its own expense all such claims or actions, provided that the indemnified party shall party shall be entitled, at its election to participate in such defense. Notwithstanding anything to the contrary herein, Multek/Europe shall not be obligated to indemnify HP with respect to any design, labeling or manufacture in accordance with any specification which Multek/Europe acquired from HP pursuant to the Master Asset Purchase Agreement between the parties of even date herewith.

     21.2)Duty to Notify. Each party shall give the other party prompt notice of any infringement action, and shall give the indemnifying party the authority, information, and assistance (at the indemnifying party's expense) to handle the defense of the infringement action. The indemnifying party shall pay all damages and costs awarded in any infringement action against the indemnified party or its its customers. If the use of any products or Specifications provided hereunder is enjoined (the "Infringing Product or Specifications"), the indemnifying party shall, at its sole expense and option, and the indemnified party's sole remedy shall be that the indemnifying party shall:

               (a)  Procure  for the  indemnified  party and its  customers  the
                    right  to  continue   using  the   Infringing   Products  or
                    Specifications;

               (b)  Replace  the  Infringing  Product or  Specifications  with a
                    non-infringing    product   of   equivalent   function   and
                    performance; or

               (c)  Modify  the  Infringing  Product  or  Specifications  to  be
                    non-infringing,   without   detracting   from   function  or
                    performance.

22.0)    SCHEDULES ATTACHED:

         The following Schedules are hereby made a part of this DPA:

           Addendum I         General Provisions Exhibit
           Addendum II        Confidentiality Agreement
           Addendum III       Multek/Europe Quality Systems Requirements
           Addendum IV        Part Description, Quantities, and Price
           Addendum V         ****
           Addendum VI        ****
           Addendum VII       ****
           Addendum VIII      ****
           Addendum IX        ****
           Addendum X         ****
           Addendum XI        ****

By signing and dating this document,  the parties below indicate their agreement
with  and  acceptance  of  this  Division  Purchase  Agreement,   including  all
Schedules.

Multilayer Technology, Inc.                 Hewlett-Packard Company

 /s/ Steve Schlepp                           /s/  Bob Pearse
--------------------------------            ------------------------------
By:     Steve Schlepp                       By:  Bob Pearse
Title:  President, Multek                   Manager, Corporate Development

Date: October 30, 1998                      Date: October 30, 1998

                                   ADDENDUM I

General Provisions Addendum

A. Order of Precedence. In the event of any conflict between the terms and conditions of any other document or agreement, the terms and conditions of this DPA shall take precedence over the terms and conditions. In the event of any conflict between the provisions of the DPA and any PO or Schedule, the order of precedence shall be:

               1.   Addendum's to this DPA
               2.   this DPA
               3.   any instructions in a written or electronic purchase order

B. Entire Agreement and Modifications. This DPA comprises the entire understanding between the parties with respect to the subject matter hereof and supersedes any previous communications, representations, or agreements, whether oral or written. General terms and conditions of either Party which conflict with this DPA are expressly excluded hereby and shall not apply. No modification of this DPA and/or any Addendum hereof shall be binding on either Party unless executed in writing and signed by an authorized representative of each Party.

C) Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or five (5) days after being sent, when sent by registered or certified mail, or one (1) day after being sent, when sent by overnight private courier, addressed as follows:

           If to Multek/Europe:

                                       TO:
                               President of Multek
                                   16 Hammond
                            Irvine, California 92618

                                    COPY TO:
                       Executive Vice President DII Group
                                       And
                        Managing Director, Multek/Europe

                                    IF to HP:
                                       TO:
                                Materials Manager
                              8000 Foothills Blvd.
                           Roseville, California 95747

                                    COPY TO:
                               Purchasing Manager
                                 Hewlett-Packard
                              8000 Foothills Blvd.
                           Roseville, California 95747

Or to such other address as such party may indicate by a notice delivered to the other party hereto. Either party may change its address for purposes of notice by notice given to the other party.

D) Assignment. Neither party may delegate, assign or transfer its right or obligations under this DPA, in whole or in part, to any third party, unless the other Party has given its prior written approval. Any such attempted delegations or assignment shall be void. ****

E) Statutory Requirements. Multek/Europe agrees to comply with all local and foreign laws, rules and regulations applicable to its obligations under this DPA and in relation to its manufacture or its use of the PCBs and to its delivery of the PCBs to HP at the named place in the country of importation and agrees to indemnify HP against all loss or damage arising from any breach of this condition.

F) Force Majeure. Except for payments due hereunder, neither party will be liable for any failure or delay in its performance under this DPA due to causes including, but not limited to, an act of God, an act of civil or military authority, fire, epidemic, flood, earthquake, riot, war, sabotage, labor dispute, and governmental action, which are beyond its reasonable control; provided, that, the delayed party: (i) promptly gives the other party written notice of such cause and, in any event, within fifteen (15) calendar days of discovery thereof; and (ii) uses diligent efforts to correct such failure or delay in its performance.

G) Governing Law. This DPA shall be governed by and construed in accordance with the laws of the United States of America and the State of California.

H) Survival of Provisions. Upon the expiration or termination of this DPA, the terms and condition contained herein shall apply to all purchase orders previously transmitted to Multek/Europe and to all PCBs shipped by Multek/Europe thereunder. Notwithstanding the expiration or early termination of this DPA, the provisions regarding Warranties and Product Recall in Section 15, Remedy in Section 17 and Infringement Indemnity in
     Section 21 shall each survive in accordance with their terms.

I)   LIMITATION OF LIABILITY.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS) ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

J) Confidentiality. For the purposes of this DPA, all Confidential Information shall be enforced as specified in Addendum II.

K)   Dispute Resolution.

(a) Each party agrees to negotiate in good faith to promptly resolve any dispute regarding the terms and conditions specified in the DPA.

(b) If the negotiations do not produce prompt or mutually satisfactory results, the matter will be deferred to the Officers of Multek/Europe and the ESG Materials Manager, who will then attempt in good faith to promptly resolve the dispute.

(c) If the Multek/Europe Officers and the HP Materials Manager are unable to resolve the dispute, each party agrees to the ruling of a third party arbitrator. The arbitrator will be mutually agreed upon by Multek/Europe and HP.

                                   ADDENDUM II

                      NEW CONFIDENTIAL DISCLOSURE AGREEMENT
                                      [DPA]

         This  New  Confidential   Disclosure  Agreement  is  entered  into  and
     effective as of the 30th day of October, 1998 by and among Hewlett-Packard Company, a Delaware corporation ("HP") and Multilayer Technology, Inc., a California corporation ("Multek").

                                    RECITALS

         WHEREAS, HP and Multek, of the date hereof, have entered into a Division Purchase Agreement pursuant to which HP shall purchase from Multek certain printed circuit boards (the "DPA").

         WHEREAS, in order to effect the transactions contemplated by the DPA, HP and Multek may provide one another with certain confidential information.

         WHEREAS, HP and Multek desire to keep confidential, as provided herein, the terms and conditions of the DPA and certain information disclosed by or to each of them pursuant to the DPA.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, HP and Multek agree as follows:

         1. General Obligation. Each party which receives Confidential Information (as defined herein) (the "Recipient") agrees that it shall treat such information in strict confidence and, except as permitted or required in carrying out the terms of the DPA or as required by law, it shall not use or disclose such information, either during the term of the DPA or thereafter, without the prior written approval of the party who originally disclosed such Confidential Information (the "Disclosing Party"). Without limiting the foregoing, the Recipient shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the Disclosing Party, but in no event less than reasonable care.

         2. Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean any information disclosed by one party to the other in connection with activities under the DPA, including but not limited to technical, engineering, product and financial information; provided, that information will be "Confidential Information" only if it is marked as confidential at the time of disclosure or, if the material is not in written form (e.g., orally disclosed), it is treated as confidential at the time of disclosure and is designated as confidential in a written memorandum sent to the recipient within thirty days of disclosure, summarizing the confidential information sufficiently for identification.

         3. Exceptions. The above obligations of non-disclosure and non-use shall not apply to information which (i) was in the public domain at the time it was communicated to the Recipient by the Disclosing Party, (ii) entered the public domain subsequent to the time it was communicated to the Recipient by the Disclosing Party through no fault of the Recipient, (iii) was rightfully communicated to the Recipient free of any obligation of confidence subsequent to the time it was communicated to the Recipient by the Disclosing Party, (iv) was independently developed by employees or agents of the Recipient who had no knowledge of any Confidential Information communicated to the Recipient by the Disclosing Party, or (v) was communicated in response to a the order or requirement of a court, administrative agency or other governmental body; provided, that the Recipient shall provide prompt, advanced notice thereof to enable the Disclosing Party to seek a protective order or otherwise prevent such disclosure.

         4. Authorization: No Representation of Accuracy. Each Disclosing Party warrants that it has the right to provide to the Recipient any Confidential Information so disclosed to the Recipient under this Agreement. Each party understands and acknowledges that, neither party nor any of its representatives or affiliates makes herein any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information made available by it or to it. Each party agrees that neither party nor any of its representatives or affiliates shall have any liability hereunder to the other party or to any of its representatives or affiliates relating to or resulting from the use of such other party's Confidential Information (other than for a use of such Confidential Information in violation of this Agreement) or any errors therein or omissions therefrom. UNLESS SPECIFICALLY PROVIDED OTHERWISE HEREIN,NO OTHER WARRANTIES ARE MADE BY ANY PARTY UNDER THIS AGREEMENT.
ANY INFORMATION EXCHANGED UNDER THIS AGREEMENT IS PROVIDED "AS IS."

         5. Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, FOR BREACH OF OR FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT AND EVEN IF ANY LIMITED REMEDY PROVIDED HEREIN FAILS TO ACHIEVE ITS ESSENTIAL PURPOSE.

         6. Government Regulations. Subject to applicable law, Recipient shall adhere to the U.S. Export Administration Laws and Regulations and shall not export or reexport any technical data to any proscribed country listed in the U.S. Export Administration Regulations unless properly authorized by the U.S. Government.

         7. Waiver. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

         8.  Miscellaneous

     (a) Each party shall be responsible for any breach of this Agreement by any of its representatives or affiliates.

     (b) This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein and supersedes all prior agreements and understandings or memoranda of understanding between or among any of the parties hereto.

     (c) In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the Agreement shall not in any way be affected or impaired thereby.

     (d) This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed .

     (e) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

     (f) This Agreement shall be governed by and construed in accordance with the laws of California without giving effect to choice of law doctrines.

     IN WITNESS WHEREOF, the parties have executed this New Confidential Disclosure Agreement as of the date first written above.



                                        HEWLETT-PACKARD COMPANY


                                         /s/  Bob Pearse
                                        --------------------------
                                        By: Bob Pearse
                                        Title:Manager, Corporate Development




                                        MULTILAYER TECHNOLOGY, INC.


                                         /s/ Steven C. Schlepp
 October 30, 1998                       --------------------------
                                        By: Steven C. Schlepp
                                        Title: President

                                  ADDENDUM III

Multek/Europe Quality Systems Requirements

HEWLETT-PACKARD MULTEK/EUROPE QUALITY SYSTEMS REQUIREMENTS
5951-1665-1 Rev C. October 1, 1994


                                   ARTICLE 1.

                                     PURPOSE

This exhibit defines the requirements for a quality system that must be maintained by a Multek/Europe of Products to Hewlett-Packard Company (HP)

                                   ARTICLE 2.

                                   REFERENCES


2.1  ****REDACTED****

2.2  ****REDACTED****

2.3  ****REDACTED****

2.4  ****REDACTED****

                                   ARTICLE 3.

                                   DEFINITIONS


For the purposes of this exhibit, the definitions given in **** apply.

                                   ARTICLE 4.

                                      SCOPE

This exhibit is applicable to all products supplied to HP including the processes and procedures necessary to produce and support those products. These requirements are in addition to those included in the applicable drawings, specifications and other contractual documents.



                           QUALITY SYSTEM REQUIREMENTS


5.1 Multek/Europe shall meet or exceed the requirements for Management responsibility, Quality system, Contract review, Design control, Document control, Purchasing, Purchaser supplied product, Product identification and traceability, Process control, Inspection and testing, Inspection measuring and test equipment, Inspection and test status, Control of non-conforming product, Corrective Action, Handling storage packing and delivery, Quality records, Internal quality audits, Training, Servicing, and Statistical
     Techniques,   as  stated  by  ****.

Additionally, Multek/Europe shall:

5.2 Develop a documented quality plan establishing product and process goals and action plans for continuous quality improvement.

5.3 Identify the critical processes and parameters, and monitor each for conditions of "statistical control" and process capability.

5.4  Implement  a  company-wide   continuous  improvement  program  focusing  on
     customer satisfaction, teamwork, universal participation and driven by data.


5.5  ****REDACTED****


5.6  ****REDACTED****


5.7  ****REDACTED****

                                   ADDENDUM IV


****REDACTED**** (2 pages)

                                 ADDENDUM V



****REDACTED**** (7 pages)

                                   ADDENDUM VI



****REDACTED**** (29 pages)

                                 ADDENDUM V II



****TABLE REDACTED****

[GRAPHIC OMITTED]
                                  ADDENDUM VIII



****REDACTED****

Year 2000:

Multek/Europe agrees to work in good faith to assure all internal systems will be year 2000 compliant so as not to affect assurance of supply to TMO HP. Progress toward compliance will be reviewed during the quarterly business review meetings, lead by the ESG team as agreed to in the ESG DPA. These reviews will cease once both HP and Multek/Europe agree that compliance has been met.

APPROVED,  AGREED TO AND EFFECTIVE AS OF THE  30th  DAY OF  October, 1998.


MULTILAYER TECHNOLOGY, INC HEWLETT-PACKARD COMPANY

 /s/ Steve Schlepp                   /s/ Bob Pearse
-------------------------------     -------------------------------
BY:Steve Schlepp                    BY:Bob Pearse
TITLE: President, Multek            Manager, Corporate Development


DATE: October 30, 1998              DATE: October 30, 1998

****TABLE REDACTED****
                                   ADDENDUM IX

****REDACTED**** (3 pages)

                                   ADDENDUM X

****REDACTED****

                                   ADDENDUM XI

PROTOTYPE PRICING